Exhibit 10.1

INTERIM CFO INCENTIVE AGREEMENT

Edgewell Personal Care Company (“Edgewell”) and Elizabeth Dreyer (“Colleague”) enter into this Interim CFO Incentive Agreement (“Agreement”) as of the last date signed below. In consideration for the mutual promises contained in their Agreement, Colleague and Edgewell agree as follows:

1.    Services.

1.1    In addition to her current responsibilities, Colleague agrees to a) take on additional responsibilities resulting from the departure of the Chief Financial Officer; b) assist with the transition of responsibilities to a permanent Chief Financial Officer; and c) perform such other related responsibilities as required by the President and Chief Executive Officer.

1.2    Colleague shall devote her best efforts to her employment with Edgewell and shall perform all duties faithfully and to the fullest extent of her ability.

1.3    Colleague acknowledges that this Agreement does not constitute an employment contract or guarantee of employment. Colleague remains an employee at will and her employment with Edgewell may or may not continue up to or after the Payment Dates (defined below).

2.	Additional Compensation.

2.1     If Colleague remains continually employed by Edgewell from the date of this Agreement through November 30, 2018 and (i) performs the duties as described in Section 1 above to the satisfaction of Edgewell, (ii) complies with the terms and conditions of this Agreement, and (iii) complies with all Edgewell policies, Edgewell shall offer the Colleague such additional compensation as more fully described below (“Additional Compensation”):

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Cash Payment. A cash payment of $100,000 shall be paid in two installments: a first installment of $50,000 on or around December 31, 2017 and a second installment of $50,000 on or around November 30, 2018.

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RSE Grant. On or around January 2, 2018, Colleague will receive time based Restricted Stock Equivalents (“RSEs”) with an approximate value of $200,000 with annual pro-rata vesting over a 2-year period, issued in accordance with the Company’s standard RSE agreement terms and conditions.

2.2.     All additional compensation will be subject to applicable taxes and withholding.

2.3    If Colleague’s employment with Edgewell is terminated either (i) voluntarily by the Colleague, or (ii) as a result of poor work performance, misconduct, violation of an Edgewell Policy, violation of this Agreement or for cause, in each case determined by Edgewell in its sole discretion, (“Voluntary Termination”) prior to any payment date or vesting date referenced herein, the Colleague shall not be entitled to any remaining unpaid or unvested compensation under this Agreement. If Edgewell terminates Colleague for any reason other than poor work performance, misconduct, violation of an Edgewell Policy, violation of this Agreement or for cause, Edgewell may, in its sole and absolute discretion, choose to pay unpaid Additional Compensation (or to pay a prorated portion thereof) based on the date of the Agreement and the number of days until such termination.

3.    Effect on Benefit Plans, Administration and Disputes.

3.1    The amounts paid to Colleague under this Agreement will be subject to tax and applicable withholding, but shall not be considered compensation, wages, or earnings for purposes of any employee benefit plan maintained by Edgewell, including, without limitation, any change in control employment agreement, severance arrangement, compensation or benefit contract with Edgewell, or any other similar agreement.

3.2    Any controversy or claim arising out of or relating to this Agreement shall be settled by the parties before an internal committee created by Edgewell on an ad-hoc basis for such purposes. The determinations of such internal committee shall be binding on the parties to this Agreement.

4.    Miscellaneous.

4.1    Governing Law. This Agreement shall take effect under and be construed and enforced in accordance with the laws of the State of Missouri without regard to its conflict of law principles.

4.2    Counterparts. This Agreement may be signed in one or more counterparts each to be deemed an original with equal effect and tenure.

4.3    Headings. The Article headings in this Agreement are included for reference only. They are not a part of this Agreement and shall not affect the interpretation and construction of this Agreement.

4.4     Supersedes Prior Agreements. This Agreement supersedes all previous representations, understandings and negotiations, either written or oral, regarding incentive benefits and constitutes the entire Agreement between the parties hereto with respect to incentive benefits.

4.5    Validity. If any term, provision, or part of this Agreement is held to be illegal, invalid, or unenforceable, in whole or in part, for any reason, by a court of competent jurisdiction, such determination shall not affect the validity or enforceability of any other term, provision, or part of this Agreement and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable term, provision, or part had never been included herein.

4.6    Termination of Employment. References herein to Colleague’s termination of employment shall refer to the Colleague’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and the date of such “separation from service” shall be determined in accordance with Code Section 409A.  Notwithstanding the foregoing, if Colleague is a “specified employee” within the meaning of Code Section 409A at the time of Colleague’s separation from service, any payment due to you under this Agreement as a result of Colleague’s separation from service that constitutes “deferred compensation” for purposes of Code Section 409A shall be delayed and paid no earlier than the first day of the seventh month following such separation from service, but only to the extent necessary to prevent adverse tax consequences to Colleague under Code Section 409A.

In Witness Whereof, the Parties have executed this Agreement as of the date below.

EDGEWELL PERSONAL CARE COMPANY

Signature:____________________________
Name: David Hatfield
Title: President & Chief Executive Officer
Date: ______________________________

COLLEAGUE

Signature:___________________________
Name: Elizabeth Dreyer
Date: ______________________________